Exhibit 14.3

SALLES, SAINZ – GRANT THORNTON, S.C.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) and related Prospectus and on Form S-8 (No. 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Stock Option Plan of Pointer Telocation Ltd., of our report dated January 25, 2008, with respect to the financial statements of Pointer Recuperación de México, S.A de C.V, included in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ SALLES, SAINZ – GRANT THORNTON, S.C. By Rogelio Avalos, CPA

Mexico City, Mexico
March 29, 2011